NEWS RELEASE Provident Financial Services, Inc. and Provident Bank Promote Diane Gigliotti to Senior Vice President, Chief Accounting Officer Experienced finance leader assumes expanded role overseeing accounting strategy and financial reporting ISELIN, New Jersey (August 4, 2026) — Provident Financial Services, Inc. (NYSE: PFS) (the "Company") and Provident Bank, a leading New Jersey-based financial institution (the “Bank”), announced today that Diane Gigliotti has been promoted to Senior Vice President, Chief Accounting Officer. Previously serving as the Bank’s Controller, Gigliotti will report to Adriano Duarte, Executive Vice President and Chief Financial Officer. In her new role, Gigliotti will provide leadership and oversight for the Company and the Bank’s accounting function, including accounting policy, financial reporting, regulatory reporting, internal controls, tax oversight, and accounting operations. She will also serve as a strategic advisor on complex accounting matters, helping ensure the integrity of the Company’s financial reporting and supporting sound business decision-making. “Diane is an exceptional leader whose expertise, judgment, and commitment to excellence have made a significant impact on our Finance organization,” said Adriano Duarte, Executive Vice President and Chief Financial Officer. “Since joining Provident, she has consistently demonstrated a deep understanding of accounting, regulatory reporting, and financial management, while fostering a culture of collaboration and accountability. Diane’s promotion reflects both her outstanding contributions and our confidence in her ability to lead the Bank’s accounting function as we continue to grow and execute on our strategic priorities.” Gigliotti brings more than 20 years of experience in accounting, finance, regulatory reporting, and financial services leadership. Prior to joining Provident, she served as Chief Financial Officer and Managing Director of BBVA’s New York Branch, where she was responsible for accounting, financial reporting, regulatory reporting, tax oversight, audit coordination, and executive financial management. During her tenure, she led numerous regulatory, accounting, and operational initiatives, including the implementation of new accounting standards, regulatory compliance programs, and process improvement projects.

Earlier in her career, Gigliotti held finance and accounting positions with Merrill Lynch and PricewaterhouseCoopers, where she developed extensive expertise in financial reporting, technical accounting, regulatory compliance, and audit management. She earned a Master of Business Administration from New York University’s Leonard N. Stern School of Business and a Bachelor of Science in Accounting from Rutgers University. She is also a Certified Public Accountant. “I am honored to assume the role of Chief Accounting Officer and grateful for the confidence that Provident’s leadership has placed in me,” said Gigliotti. “Provident has a strong culture centered on teamwork, integrity, and serving our customers and communities. I look forward to continuing to work alongside our talented Finance team and colleagues across the organization to support the Bank’s long-term success and strategic objectives.” ### About the Company Provident Financial Services, Inc. is the holding company for Provident Bank, a community- oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc. Media Contact: Keith Buscio Director, Public Relations & Communications keith.buscio@provident.bank